Exhibit 99.3

June 25, 2018

Board of Directors

Twenty-First Century Fox, Inc.

1211 Avenue of the Americas

New York, New York 10036

Re:	Registration Statement on Form S-4 of TWDC Holdco 613 Corp., filed June 25, 2018 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated June 20, 2018 (“Opinion Letter”), as to the fairness from a financial point of view to the holders (other than The Walt Disney Company (“Disney”) and its affiliates) of the outstanding shares of Class A Common Stock, par value $0.01 per share, of Twenty-First Century Fox, Inc. (the “Company”) and Class B Common Stock, par value $0.01 per share, of the Company, taken in the aggregate, of the Aggregate Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of June 20, 2018 (the “Agreement”), by and among Disney, TWDC Holdco 613 Corp., a wholly owned subsidiary of Disney (“Holdco”), WDC Merger Enterprises I, Inc., a wholly owned subsidiary of Holdco, WDC Merger Enterprises II, Inc., a wholly owned subsidiary of Holdco, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement. We understand that the Company has determined to include our opinion in the Joint Proxy Statement/Prospectus that forms a part of the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinions of 21CF’s Financial Advisors,” “The Transactions—Background of the Transaction,” “The Transactions—Recommendation of the 21CF Board; 21CF’s Reasons for the Transactions,” “The Transactions—Opinions of 21CF’s Financial Advisors,” “The Transactions—Certain 21CF Forecasts” and “The Transactions—Certain Disney Forecasts” and to the inclusion of the Opinion Letter as an Annex to the Joint Proxy Statement/Prospectus that forms a part of the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Board of Directors

Twenty-First Century Fox, Inc.

June 25, 2018

Page Two

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)